EXHIBIT 10.31

AMENDMENT NO. 1

TO

EMPLOYMENT LETTER AGREEMENT

This Amendment No. 1 is made effective as of January 28, 2007, and modifies and amends the Employment Letter Agreement dated May 2, 2005 (“Agreement”) between NewPage Corporation (“Company”) and George F. Martin (“Executive”). Terms defined in the Agreement have the same meaning when used in this Amendment unless otherwise indicated. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, Company and Executive agree as follows:

1.	Section 2(c) of the Agreement is amended in its entirety to read as follows:

“(c) Annual Bonus. For performance periods during the Term, Executive will be entitled to participate in the NewPage Corporation management incentive or bonus plan or plans approved annually by the Board of Directors of the Company (the “Annual Incentive Plan”). Executive’s target bonus will be 50% of Base Salary for achieving targets set annually pursuant to the terms the Annual Incentive Plan. Each annual bonus (“Annual Bonus”) will be paid on or before March 15th of the year following the tax year in which the relevant services required for payment have been performed. There will be no cap on the amount of any Annual Bonus.”

2.	Except as modified by this Amendment, the Agreement remains in full force and effect.

Company:		Executive:
NewPage Corporation

By:	/s/ Mark A. Suwyn	/s/ George F. Martin
George F. Martin
Title:	Chairman and CEO